SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 19, 2002

                                AZCO Mining, Inc.
                                -----------------
              (Exact name of registrant as specified in its charter)

    Delaware                      001-12974                   84-1094315
    --------                      ---------                   ----------
(State or other              Commission File Number         (IRS Employer
jurisdiction of                                          Identification Number)
incorporation()


7239 El Mirage Road, Glendale, AZ                                85307
---------------------------------                                -----
(Address of principal executive offices)                       (Zip Code)

Registrant's telephone number, including area code: (623) 935-0774
                                                    --------------


ITEM 1. Changes in Control of Registrant.

None.

ITEM 2.  Acquisition or Disposition of Assets.

None.

ITEM 3. Bankruptcy or Receivership.

None.

ITEM 4.  Changes in Registrant's Certifying Accountant.

None.

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ITEM 5.  Other Events.

Azco Mining Inc. Procures Equity Line of Credit

Under the terms of an equity line of credit dated June 19, 2002, Azco may, at its discretion, periodically issue and sell to Cornell Capital Partners LP shares of common stock for a total purchase price of up to $5 million. Before any advance can be given the shares underlying the equity line of credit must be registered with the Securities and Exchange Commission. Other conditions must be met before the Company receives funds under the line of credit as detailed in the attached exhibit. For each share of common stock purchased under the equity line of credit, Cornell Capital Partners LP will pay 92.5% of the lowest closing bid price of the common stock on the American Stock Exchange for the five trading days immediately following the notice date. The aggregate amount of multiple advances are subject to a maximum of $500,000 per thrity (30) day period, with a minimum of five trading days between advances. In addition, Cornell Capital Partners LP will retain 5% of each advance under the equity line. Credit Cornell Capital Partners will receive 237,624 shares of common stock as a one-time commitment fee which is a conversion rate equal to 240,000 shares based on a closing bid of $1.01 on June 19,2002. Cornell Capital Partners LP intends to resell any shares purchased under the equity line of credit at the then prevailing market price.

ITEM 6.  Resignations of Registrant's Director's

None.

ITEM 7.  Financial Statements and Exhibits.

1        Equity Line of Credit Agreement

ITEM 8.  Change in Fiscal Year.

None.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          AZCO MINING, INC.

                                          /s/Ryan Modesto
                                          Ryan Modesto, Vice President Finance

Dated: August 9, 2002

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